Exhibit 99-1

BBSI Reports Strong Third Quarter 2021 Financial Results and Raises Full-Year Gross Billings Outlook

- Q3 Net Revenues Increase 9% to $247 Million with Gross Billings Up 12% -

VANCOUVER, Washington, November 3, 2021 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the third quarter ended September 30, 2021.

Third Quarter 2021 Financial Summary vs. Year-Ago Quarter

•	Net revenues up 9% to $247.0 million.

•	Gross billings up 12% to $1.69 billion.

•	Average worksite employees (“WSEs”) up 8%.

•	Net income of $14.9 million, or $1.96 per diluted share.

“Our third quarter results exceeded our expectations and are reflective of the strength of our client base,” said BBSI President and CEO Gary Kramer. “Our small and medium-sized business customers continue to navigate the COVID-19 recovery, and we have seen continued growth in WSEs and average billing per WSE across every region, leading us once again to raise our full-year outlook for gross billings and WSE growth. This has been coupled with continued favorable performance from our workers’ compensation program, which reflected our new fully insured model for the entire quarter.”

Third Quarter 2021 Financial Results

Net revenues in the third quarter of 2021 increased 9% to $247.0 million compared to $227.5 million in the third quarter of 2020.

Total gross billings in the third quarter increased 12% to $1.69 billion compared to $1.51 billion in the same year-ago quarter (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The increase was primarily due to higher average billings per WSE and an increase in average WSEs.

Non-GAAP gross workers’ compensation expense as a percent of gross billings was 3.0% in the third quarter and benefited from a favorable adjustment of prior accident year liability of $0.8 million. This compares to 3.4% in the third quarter of 2020.

Net income for the third quarter of 2021 was $14.9 million, or $1.96 per diluted share, compared to $18.5 million, or $2.40 per diluted share, in the year-ago quarter. The decrease is primarily attributable to higher employee-related expenses due to prior year reductions during the COVID-19 pandemic that have since been reversed, as well as increased variable employee compensation and incentive pay in the current year related to stronger than expected financial results.

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Liquidity

As of September 30, 2021, unrestricted cash and investments increased to $115.6 million compared to $109.8 million in the prior quarter. BBSI remains debt free apart from the $3.6 million mortgage on its corporate headquarters.

Capital Allocation

BBSI’s board of directors has confirmed its regular quarterly cash dividend of $0.30 per share. The cash dividend will be paid on December 3, 2021 to all stockholders of record as of November 19, 2021. The Company also repurchased an additional 55,547 shares in the third quarter at an average price of $75.55 per share. Approximately $31.2 million remains available on its $50 million share repurchase program.

Outlook

In light of the strong performance in the quarter, BBSI is revising its outlook for gross billings and average WSE growth for the year and now expects the following:

•	Gross billings growth of 9% to 10%, increased from 6% to 8% in the prior outlook
•	Growth in the average number of WSEs of 3% to 5%, increased from 2% to 4% in the prior outlook
•	Outlook for gross margin as a percent of gross billings remains 3.0% to 3.1%
•	Effective annual tax rate remains 22% to 24%

Conference Call

BBSI will conduct a conference call on Wednesday, November 3, 2021, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the third quarter ended September 30, 2021.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, November 3, 2021
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Conference ID: 13724140

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at www.bbsi.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through December 3, 2021.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13724140

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Key Performance Metrics and Non-GAAP Financial Measures

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billings and wages are useful in understanding the volume of our business activity and serve as an important performance metric in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billings and wage information for the three and nine months ended September 30, 2021 and 2020.

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Gross billings	$1,689,313	$1,511,908	$4,762,193	$4,321,018
PEO and staffing wages	$1,462,982	$1,300,352	$4,119,235	$3,710,788

Because safety incentives represent consideration payable to PEO customers, safety incentive costs are netted against PEO revenue in our consolidated statements of operations. Management considers safety incentives to be closely connected to our workers’ compensation program because they encourage client companies to maintain safe work practices and minimize workplace injuries. We therefore present below for purposes of analysis non-GAAP gross workers’ compensation expense, which represents workers’ compensation costs including safety incentive costs. We believe this non-GAAP measure is useful in evaluating the total costs of our workers’ compensation program. In July 2020, the Company began limiting its safety incentive offering in certain markets, resulting in a reduction to safety incentive costs.

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Workers' compensation	$49,833	$46,685	$141,693	$146,120
Safety incentive costs	687	5,369	2,163	19,150
Non-GAAP gross workers' compensation	$50,520	$52,054	$143,856	$165,270

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
PEO and staffing wages	86.6%	86.0%	86.5%	85.9%
Payroll taxes and benefits	6.8%	6.6%	7.3%	7.3%
Non-GAAP gross workers' compensation	3.0%	3.4%	3.0%	3.8%
Gross margin	3.6%	3.9%	3.1%	3.1%

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We refer to employees of our PEO clients as WSEs. Management reviews average and ending WSE growth to monitor and evaluate the performance of our operations. Average WSEs are calculated by dividing the number of unique individuals paid in each month by the number of months in the period. Ending WSEs represents the number of unique individuals paid in the last month of the period.

	(Unaudited)
	Three Months Ended September 30,
	2021	% Change	2020	% Change
Average WSEs	116,258	8.0%	107,600	-8.1%
Ending WSEs	115,949	7.7%	107,612	-7.6%

	(Unaudited)
	Nine Months Ended September 30,
	2021	% Change	2020	% Change
Average WSEs	111,640	3.6%	107,809	-5.2%
Ending WSEs	115,949	7.7%	107,612	-7.6%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 7,500 clients across all lines of business in 43 states. For more information, please visit www.bbsi.com.

Forward-Looking Statements

Statements in this release about future events or performance, including future growth in gross billings and average number of WSEs, gross margin as a percentage of gross billings and effective annual tax rates, are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effects of governmental orders responding to the effects of the COVID-19 pandemic, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients and to achieve revenue growth, the availability of financing or other sources of capital, the Company's relationship with its primary bank lender, the potential for material deviations from expected future workers' compensation claims experience, changes in the workers’ compensation regulatory environment in the Company’s primary markets, litigation costs, security breaches or failures in the Company's information technology systems, the collectability of accounts receivable, changes in executive management, the carrying value of deferred income tax assets and goodwill, the effects of the pandemic and conditions in the global capital markets on the Company’s investment portfolio, and the potential for and effect of acquisitions, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2020 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

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Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(in thousands)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$12,860	$68,688
Investments	102,709	101,244
Trade accounts receivable, net	240,293	118,506
Income taxes receivable	1,732	6,485
Prepaid expenses and other	23,418	15,961
Restricted cash and investments	82,273	96,991
Total current assets	463,285	407,875
Property, equipment and software, net	35,965	34,916
Operating lease right-of-use assets	22,058	23,025
Restricted cash and investments	237,182	258,153
Goodwill	47,820	47,820
Other assets	2,657	3,161
	$808,967	$774,950
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$3,565	$221
Accounts payable	4,483	4,746
Accrued payroll, payroll taxes and related benefits	249,713	149,989
Current operating lease liabilities	7,435	7,539
Other accrued liabilities	8,190	7,275
Workers' compensation claims liabilities and premiums	78,225	102,040
Safety incentives liability	5,363	18,827
Total current liabilities	356,974	290,637
Long-term workers' compensation claims liabilities	218,774	255,706
Long-term debt	—	3,510
Deferred income taxes	2,946	4,518
Long-term operating lease liabilities	15,720	16,419
Customer deposits and other long-term liabilities	6,920	5,925
Stockholders' equity	207,633	198,235
	$808,967	$774,950

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Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues:
Professional employer service fees	$217,972	$199,082	$620,287	$573,162
Staffing services	28,978	28,431	78,311	74,486
Total revenues	246,950	227,513	698,598	647,648
Cost of revenues:
Direct payroll costs	21,870	21,452	58,818	56,325
Payroll taxes and benefits	115,012	100,142	349,514	313,275
Workers' compensation	49,833	46,685	141,693	146,120
Total cost of revenues	186,715	168,279	550,025	515,720
Gross margin	60,235	59,234	148,573	131,928
Selling, general and administrative expenses	41,170	35,587	113,939	100,957
Depreciation and amortization	1,342	1,341	3,967	3,512
Income from operations	17,723	22,306	30,667	27,459
Other income, net	1,779	1,294	5,122	5,693
Income before income taxes	19,502	23,600	35,789	33,152
Provision for income taxes	4,573	5,089	8,324	6,538
Net income	$14,929	$18,511	$27,465	$26,614
Basic income per common share	$1.98	$2.42	$3.63	$3.51
Weighted average basic common shares outstanding	7,545	7,639	7,559	7,572
Diluted income per common share	$1.96	$2.40	$3.59	$3.46
Weighted average diluted common shares outstanding	7,607	7,709	7,642	7,688

Investor Relations:

Gateway Investor Relations

Cody Slach

Tel 1-949-574-3860

BBSI@gatewayir.com

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